Acquired Sales Corp. Raises $2.34 Million and Signs Stock Purchase Agreement With CBD Beverage Maker Ablis and Craft Distillers Bendistillery and Bend Spirits

March 4, 2019  _:__ _M Eastern Standard Time

LAKE FOREST, Ill.--Acquired Sales Corp. (OTC Pink: AQSP) today announced that it has sold $2,340,000 of convertible preferred stock, and has signed a Stock Purchase Agreement to purchase up to 19.99% of the stock of rapidly growing CBD beverage maker Ablis Inc. (www.AblisBev.com), and 19.99% of craft distillers Bendistillery Inc. and Bend Spirits, Inc. (www.Bendistillery.com), Bend, Oregon.

Subject to certain conditions, Acquired Sales Corp.'s initial purchase of 4.99% of the stock of Ablis, Bendistillery and Bend Spirits for a total purchase price of $1,896,200 is expected to close later this month.

Ablis' CBD-infused lemon ginger, cranberry blood orange, and 0 calorie lemon water beverages target the mainstream health market. Ablis' beverages are all-natural, shelf-stable, GMO-free, non-alcoholic, and contain no THC.

Founded in 1996, Bendistillery is America's most award winning craft distillery, with an outstanding reputation for producing Crater Lake Spirits brands including vodkas, gins, whiskeys, and white label brands offered through Bend Spirits.

Acquired Sales Corp. today also announced that Thomas W. Hines, CPA CFA, Vice President of Lowery Asset Consulting in Chicago, has joined Acquired Sales Corp.'s Board of Directors, and that William C. "Jake" Jacobs, CPA, has been elected as Acquired Sales Corp.'s President, Chief Financial Officer and Treasurer.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results, performance or achievements could differ materially from those anticipated in such forward-looking statements as a result of contingencies to the closing of the stock purchase, market and regulatory factors impacting Bendistillery, Bend Spirits and Ablis, and other risk factors including those set forth in Acquired Sales Corp.'s filings with the Securities and Exchange Commission.

CONTACTS:

Acquired Sales Corp.
Gerard M. Jacobs, CEO

847-915-2446
Lakegeneva91@gmail.com

Ablis, Bendistillery and Bend Spirits

Jim Bendis, Founder and Owner

808-631-3222

Jim@Bendistillery.com